Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in Labopharm Inc.’s Annual Report on Form 40-F of our reports dated March 31, 2010, with respect to the consolidated financial statements of Labopharm Inc. (the “Company”) as at December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009 and the effectiveness of internal control over financial reporting of the Company as of December 31, 2009.

Montreal, Canada	/s/ Ernst & Young LLP
March 31, 2010	Chartered Accountants